August 9, 2016
PDC Energy Reports 2016 Second Quarter Financial and Operating Results Including 54% Production Increase; Raises Full-Year 2016 Production Guidance while Reducing Full-Year Capital
DENVER, CO, August 9, 2016: PDC Energy, Inc. ("PDC", the "Company," "we" or "us") (NASDAQ: PDCE) today reported its 2016 second quarter financial and operating results and updated its full-year 2016 guidance.

2016 Second Quarter Highlights

•	Production of more than 57,100 barrels of oil equivalent (“Boe”) per day; 54% increase year-over-year and 14% increase over the first quarter of 2016.

•	Reduced lease operating expense (“LOE”) 29% year-over-year to $2.63 per Boe.

•	Turned-in-line 37 gross operated wells including the 10,000 foot lateral Neff well in the Utica. Began completions on first extended-reach lateral wells in the Core Wattenberg.

•
Announced agreement to consolidate Middle Core Wattenberg leasehold position through strategic acreage trade that is expected to provide the opportunity for longer laterals with significantly increased working interest and improved operational synergies.

•	Settled $115 million 3.25% Convertible Senior Notes (“Convertible Notes”) in May 2016 through a combination of cash and approximately 792,000 shares.

2016 Updated Guidance Highlights

•	Increased mid-point of guidance to 21.5 million barrels of oil equivalent (“MMBoe”), a 40% increase from 2015 production volumes, with an expected December exit rate in excess of 64,000 Boe per day.

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•	Anticipated second half 2016 spuds and turn-in-lines of 52 and 61, respectively.

•	Full-year capital expenditures reduced to $400 to $420 million from the previously guided $410 to $440 million.

•	Net cash from operating activities of approximately $440 to $465 million and an adjusted cash flow from operations, a non-U.S.GAAP measure defined below, of $450 to $475 million.

Bart Brookman, Chief Executive Officer and President, commented, “Once again, we are extremely pleased with our operational results and, in particular, the 54% year-over-year production growth. Our improved guidance for 2016 is a direct reflection of our ongoing commitment to operational improvements along with an intense focus on cost structure and the balance sheet. As we wrap up the year, we anticipate operational cash flows will exceed capital expenditures and we eagerly anticipate the first turn-in-lines of our Wattenberg XRL drilling projects. With the success of these longer laterals coupled with enhanced completion designs, we expect to be able to deliver additional value in the Middle Core portion of the field where our acreage will be concentrated following the expected closing of our recently announced strategic acreage trade.”

Financial Results

Net loss in the second quarter of 2016 was $95.5 million, or $2.04 per diluted share, compared to a net loss of $46.9 million, or $1.17 per diluted share, in the second quarter of 2015. Adjusted net loss, a non-U.S. GAAP financial measure defined below, was $5.1 million in the second quarter of 2016, compared to adjusted net income of $10.8 million in the comparable period of 2015.

Net cash from operating activities increased 50% to $96.6 million in the second quarter of 2016, compared to $64.6 million in the second quarter of 2015. Adjusted cash flows from operations, a non-U.S. GAAP financial measure defined below, increased 16% to $112.6 million in the second quarter of 2016, compared to $96.9 million in the comparable period of 2015.

Second quarter 2016 production increased 54% to 5.2 MMBoe, or 57,112 Boe per day, compared to 3.4 MMBoe, or 37,001 Boe per day in the second quarter of 2015. Second quarter 2016 production increased 14% compared to 50,216 Boe per day in the first quarter of 2016. The increase in production over second quarter 2015 was primarily due to successful execution of the Wattenberg drilling program and partially attributable to reduced line pressures in the Wattenberg Field. The increase in production over the first quarter 2016 is partially attributable to 34 Wattenberg turn-in-lines late in the first quarter of 2016 and earlier than expected production from the Utica Neff well.

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Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, increased 14% to $110.8 million in the second quarter of 2016, compared to $96.9 million in the second quarter of 2015. Including the impact of net settlements on derivatives, crude oil, natural gas and NGL sales increased 16% to $164.1 million in the second quarter of 2016 compared to $141.0 million in the same period last year. The average sales price, excluding net settlements on derivatives, decreased 26% to $21.33 per Boe in the second quarter of 2016, compared to $28.79 per Boe in the same 2015 period.

Net commodity price risk management activities in the second quarter of 2016 resulted in a loss of $92.8 million, which was comprised of $53.3 million of positive net settlements on derivatives and a $146.1 million loss on net change in fair value of unsettled derivatives. Commodity price risk management activities in the second quarter of 2015 resulted in a net loss of $49.0 million, which was comprised of $44.1 million of positive net settlements on derivatives and a $93.1 million loss in net change in fair value of unsettled derivatives.

LOE in the second quarter of 2016 was $2.63 per Boe compared to $3.71 per Boe in the second quarter of 2015. The decrease in LOE rate is primarily attributable to an increase in production, operational efficiencies and some expenditures delayed until the second half of 2016.

General and administrative expense ("G&A") was $23.6 million in the second quarter of 2016, up from $20.7 million in the second quarter of 2015. The increase in G&A was primarily attributable to $2.7 million increase in payroll and employee benefits. G&A on a per Boe basis decreased 27% to $4.54 per Boe in the second quarter of 2016 from $6.16 in the second quarter of 2015 and is attributable to maintaining similar levels of total G&A while increasing production.

Depreciation, depletion and amortization expense ("DD&A") related to crude oil and natural gas properties was $106.1 million, or $20.41 per Boe, in the second quarter of 2016, compared to $69.0 million, or $20.48 per Boe, in the second quarter of 2015. The DD&A rates in the second quarter of 2016 were comparable to the second quarter of 2015.

Interest expense in the second quarter of 2016 was $10.7 million compared to $11.6 million in the second quarter of 2015. The decrease in 2016 is primarily attributable to a decrease in interest on the Convertible Notes as they matured in May 2016.

Capital expenditures in the second quarter of 2016, excluding carry-over of expenses related to prior periods, were $107.5 million compared to $176.4 million for the same 2015 period.

Second Quarter Operations Update

The Company turned-in-line 34 gross operated wells in the Wattenberg Field during the second quarter of 2016 and average production from the field increased approximately 14% to 54,478 Boe per day compared to the first quarter of 2016. The Company’s average wellhead oil differential in Wattenberg, including transportation costs, was $6.91 per

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barrel in the second quarter of 2016. The realized natural gas price in the Wattenberg Field during the quarter was approximately 70% of NYMEX and the NGL price was approximately 26% of NYMEX.

In the Utica Shale, second quarter 2016 production was 2,633 Boe per day, an 11% increase compared with the first quarter of 2016. Production from the 10,000 foot lateral Neff well, which was turned-in-line ahead of schedule, has been encouraging to date. The Company’s average wellhead oil differentials in the Utica were approximately $6 per barrel during the second quarter of 2016. The realized natural gas price in the Utica in the second quarter of 2016 was approximately 81% of NYMEX and the NGLs price was approximately 29% of NYMEX.

Debt and Liquidity

At June 30, 2016, the Company had $500 million of 7.75% senior notes due 2022. The Company settled its Convertible Notes in May 2016 through a combination of cash from its March 2016 equity issuance plus approximately 792,000 shares of common stock for the premium in excess of the conversion price of $42.40 per share. Liquidity as of June 30, 2016 was approximately $547.4 million, consisting of $109.1 million in cash and cash equivalents and its undrawn revolving credit facility of $450 million, net an $11.7 million letter of credit related to a third-party transportation service. The liquidity amount excludes an additional $250 million available under the revolving credit facility on the Company’s borrowing base of $700 million.

2016 Guidance Update

The Company increased the mid-point of its full-year 2016 production guidance to reflect the positive impact of both increased drilling efficiencies and increased working interests associated with its recently announced consolidation of Middle Core acreage that is expected to close in the fourth quarter. Production guidance increased to a range of 21.0 to 22.0 MMBoe, or 57,375 to 60,110 Boe per day, from the previous range of 20.0 to 22.0 MMBoe. The December 2016 production exit rate is expected to exceed 64,000 Boe per day. The increase in expected production is primarily attributable to enhanced completion designs leading to outperformance of certain wells. Total revenue excluding unrealized gains and losses is expected to be between $670 and $700 million. Net cash from operating activities is expected to be between $440 million and $465 million and adjusted cash flows from operations, a non-U.S. GAAP financial measure defined below, is expected to be between $450 million and $475 million, an increase of $45 million compared to the previous mid-point guidance of approximately $418 million.

Due to the aforementioned improvement in rig efficiencies and increased working interests, the Company plans to reduce its Wattenberg rig count from four to three in the third quarter of 2016 and expects to be cash flow positive for the remainder of the year. The Company anticipates its full-year capital expenditures to be between $400 and $420 million, a reduction of $15 million at the mid-point compared to its previously guided range of $410 to $440 million.

Oil and Gas Operations Cost, Production and Sales Data

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The following table provides the components of production costs from continuing operations for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Lease operating expenses	$13.7	$12.6	$29.0	$28.9
Production taxes	6.0	3.8	10.1	7.7
Transportation, gathering and processing expenses	4.5	1.3	8.5	2.6
Total	$24.2	$17.7	$47.6	$39.2
Lease operating expenses per Boe	$2.63	$3.71	$2.97	$4.52

The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three and six months ended June 30, 2016 and 2015, excluding net settlements on derivatives:

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	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Percent	2016	2015	Percent

Crude oil (MBbls)
Wattenberg Field	1,894.0	1,449.7	30.6%	3,712.2	2,640.9	40.6%
Utica Shale	98.6	131.7	(25.1)%	188.2	247.2	(23.9)%
Total	1,992.6	1,581.4	26.0%	3,900.4	2,888.1	35.1%

Weighted-Average Sales Price	$40.37	$48.31	(16.4)%	$34.46	$44.47	(22.5)%

Natural gas (MMcf)
Wattenberg Field	12,097.8	6,651.1	81.9%	22,268.2	12,562.4	77.3%
Utica Shale	575.0	672.6	(14.5)%	1,082.6	1,285.7	(15.8)%
Total	12,672.8	7,323.7	73.0%	23,350.8	13,848.1	68.6%

Weighted-Average Sales Price	$1.37	$2.03	(32.5)%	$1.38	$2.21	(37.6)%

NGLs (MBbls)
Wattenberg Field	1,047.3	509.9	105.4%	1,887.4	961.8	96.2%
Utica Shale	45.2	55.1	(18.0)%	87.3	103.7	(15.8)%
Total	1,092.5	565.0	93.4%	1,974.7	1,065.5	85.3%

Weighted-Average Sales Price	$11.93	$10.01	19.2%	$9.89	$11.23	(11.9)%

Crude oil equivalent (MBoe)
Wattenberg Field	4,957.5	3,068.2	61.6%	9,310.9	5,696.5	63.4%
Utica Shale	239.6	298.9	(19.8)%	455.9	565.2	(19.3)%
Total	5,197.1	3,367.1	54.3%	9,766.8	6,261.7	56.0%

Weighted-Average Sales Price	$21.33	$28.79	(25.9)%	$19.07	$27.32	(30.2)%

Commodity Price Risk Management Activities

PDC uses various derivative instruments to manage fluctuations in crude oil and natural gas prices. The Company has in place a series of collars and fixed price and basis swaps on a portion of its expected crude oil and natural gas production. For details of its hedge positions, refer to PDC's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) for the related quarterly period.

Non-U.S. GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDA," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, when providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by

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eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended December 31, 2015, and other subsequent filings with the SEC, for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Adjusted cash flows from operations:
Net cash from operating activities	$96.6	$64.6	$197.8	$146.5
Changes in assets and liabilities	16.0	32.3	5.8	24.3
Adjusted cash flows from operations	$112.6	$96.9	$203.6	$170.8

Adjusted Net Income (Loss)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Adjusted net income (loss):
Net income (loss)	$(95.5)	$(46.9)	$(167.0)	$(29.8)
(Gain) loss on commodity derivative instruments	92.7	49.0	81.7	(17.6)
Net settlements on commodity derivative instruments	53.3	44.1	120.2	94.5
Tax effect of above adjustments	(55.6)	(35.4)	(76.8)	(29.2)
Adjusted net income (loss)	$(5.1)	$10.8	$(41.9)	$17.9
Weighted-average diluted shares outstanding	46.7	40.0	44.2	38.2
Adjusted diluted net income (loss) per share	$(0.11)	$0.27	$(0.95)	$0.47

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Adjusted EBITDA
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss to adjusted EBITDA:
Net income (loss)	$(95.5)	$(46.9)	$(167.0)	$(29.8)
(Gain) loss on commodity derivative instruments	92.7	49.0	81.7	(17.6)
Net settlements on commodity derivative instruments	53.3	44.1	120.2	94.5
Interest expense, net	10.5	10.4	20.8	21.1
Income tax provision	(58.3)	(30.1)	(100.2)	(19.4)
Impairment of crude oil and natural gas properties	4.2	4.4	5.2	7.2
Depreciation, depletion and amortization	107.0	70.1	204.4	125.9
Accretion of asset retirement obligations	1.8	1.6	3.6	3.1
Adjusted EBITDA	$115.7	$102.6	$168.7	$185.0

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$96.6	$64.6	$197.8	$146.5
Interest expense, net	10.5	10.4	20.8	21.1
Stock-based compensation	(6.4)	(5.1)	(11.1)	(9.5)
Amortization of debt discount and issuance costs	(1.3)	(1.8)	(3.1)	(3.5)
Gain (loss) on sale of properties and equipment	(0.3)	0.2	(0.2)	0.2
Other	0.6	2.0	(41.3)	5.9
Changes in assets and liabilities	16.0	32.3	5.8	24.3
Adjusted EBITDA	$115.7	$102.6	$168.7	$185.0

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues
Crude oil, natural gas and NGLs sales	$110,841	$96,928	$186,208	$171,037
Sales from natural gas marketing	1,879	2,523	4,050	5,756
Commodity price risk management gain (loss), net	(92,801)	(49,041)	(81,745)	17,621
Well operations, pipeline income and other	178	550	2,415	1,178
Total revenues	20,097	50,960	110,928	195,592
Costs, expenses and other
Lease operating expenses	13,675	12,639	29,005	28,924
Production taxes	6,043	3,837	10,114	7,730
Transportation, gathering and processing expenses	4,465	1,308	8,506	2,646
Cost of natural gas marketing	2,125	2,836	4,703	6,094
Exploration expense	237	275	447	560
Impairment of properties and equipment	4,170	4,404	5,171	7,176
General and administrative expense	23,579	20,728	46,358	41,773
Depreciation, depletion and amortization	107,014	70,106	204,402	125,926
Provision for uncollectible notes receivable	—	—	44,738	—
Accretion of asset retirement obligations	1,811	1,588	3,623	3,148
(Gain) loss on sale of properties and equipment	260	(207)	176	(228)
Total cost, expenses and other	163,379	117,514	357,243	223,749
Loss from operations	(143,282)	(66,554)	(246,315)	(28,157)
Interest expense	(10,672)	(11,567)	(22,566)	(23,292)
Interest income	177	1,135	1,735	2,248
Loss before income taxes	(153,777)	(76,986)	(267,146)	(49,201)
Provision for income taxes	58,327	30,116	100,166	19,393
Net loss	$(95,450)	$(46,870)	$(166,980)	$(29,808)

Earnings per share:
Basic	$(2.04)	$(1.17)	$(3.78)	$(0.78)
Diluted	$(2.04)	$(1.17)	$(3.78)	$(0.78)

Weighted-average common shares outstanding:
Basic	46,742	40,035	44,175	38,202
Diluted	46,742	40,035	44,175	38,202

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2016 Second Quarter Teleconference and Webcast
PDC plans to host a conference call with investors to discuss 2016 second quarter results. The Company invites you to join Bart Brookman, President and Chief Executive Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; Scott Reasoner, Senior Vice President Operations, and Scott Meyers, Chief Accounting Officer; for a conference call on Tuesday, August 9, 2016 for a discussion of its results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Tuesday, August 9, 2016, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 47513737

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 47513737

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: EnerCom’s The Oil and Gas Conference in Denver on Monday, August 15, 2016; Heikkinen Energy Conference in Houston on Wednesday, August 24, 2016; and Barclay’s CEO Conference in New York on Wednesday September 7, 2016.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the condensate and wet gas portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC's business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which may include statements regarding the strategic acreage exchange, which is subject to ongoing diligence and may not occur within the expected time frame, or at all; PDC's future production, sales, cash flows, projects, capital expenditures and expenses; future financial condition; anticipated operational improvements and cost savings, and management's strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company's good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of crude oil, natural gas and NGLs, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in worldwide production volumes and demand, including economic conditions that might impact demand;

•	volatility of commodity prices for crude oil, natural gas and NGLs and the risk of an extended period of depressed prices;

•	reductions in the borrowing base under its revolving credit facility;

•
impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	declines in the value of crude oil, natural gas and NGLs properties resulting in further impairments;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from wells being greater than expected;

•	timing and extent of success in discovering, acquiring, developing and producing reserves;

•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport its production and the impact of these facilities and regional capacity on the prices received for its production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

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•	availability and cost of capital;

•	our success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and its ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions may pursue have on capital expenditures;

•	ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for future operations.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company's filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:     Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com

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